UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2013

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13024 BALLANTYNE CORPORATE PLACE
SUITE 700
CHARLOTTE, NORTH CAROLINA		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2013, Babcock & Wilcox mPower, Inc. (“B&W mPower”), a wholly-owned subsidiary of The Babcock & Wilcox Company (the “Company”), entered into a Cooperative Agreement establishing the terms and conditions of a funding award expected to initially total at least $150 million under the Department of Energy (“DOE”) Small Modular Reactor (“SMR”) Licensing Technical Support Program. Recognizing that the original DOE funding opportunity announcement indicated that $452 million of anticipated funding would be available to two recipients, B&W mPower has requested that DOE make additional funds available under this award to increase the total award funding to $226 million or more.

The award is a cost-sharing award designed to promote the accelerated commercialization of SMRs that offer affordable, safe, secure, and robust sources of nuclear energy that can help meet the United States’ economic, energy security and climate change objectives. The terms of this award require us to use the DOE funds to cover, in part, first-of-a-kind engineering costs associated with SMR design certification and licensing efforts.

Under the cost-sharing award, DOE will provide incremental cost reimbursement for up to 50%, subject to the overall size of the award, of qualified expenditures incurred during the period from April 1, 2013 to March 31, 2018. As of April 1, 2013, DOE has authorized $78.8 million of funding for this award program. The remaining anticipated DOE funding has not yet been authorized and is subject to Congressional appropriations. As reflected in the Cooperative Agreement, the estimated total qualifying project costs associated with B&W mPower’s design development and licensing activities during the 5-year term of the funding program are approximately $765.8 million. The approximately $615.8 million in additional cost sharing expenses under the program are expected to be funded, in part, either directly by B&W mPower or through other private sector sources or through additional DOE funding, as indicated above. These budgetary amounts are subject to revision and do not include costs incurred, or to be incurred, outside the scope of the DOE funding program.

The Cooperative Agreement also provides for reimbursement of pre-award costs incurred from October 1, 2012 to March 31, 2013. As of March 31, 2013, B&W mPower has incurred qualified costs allowing B&W mPower to seek reimbursement of approximately $27.6 million of pre-award costs. This amount is included in the $78.8 million currently authorized by DOE.

Consistent with prevailing practice for DOE cost-sharing agreements, the Cooperative Agreement provides for a fixed term of performance but may be terminated by the DOE at any time and for any reason upon defined periods of up to 60 days’ notice. In addition, the DOE may elect to not extend funding beyond the end of the then-current budget period (which is expected to occur on or about each anniversary of the date of the Cooperative Agreement). Any such termination might impair funding of our related research and development activities, which could harm our business. In addition, B&W mPower has the right to terminate the Cooperative Agreement upon 60 days’ notice. Other than certain standard conditions premised upon our compliance with the Cooperative Agreement and related regulatory requirements, there are no conditions attached to this award that would require repayment of amounts received when the Cooperative Agreement expires or is terminated.

Funding from the DOE includes the grant to the U.S. government of certain rights relating to data generated during the award program and to inventions that are first conceived or reduced to practice during the award program. The Cooperative Agreement includes a patent waiver under which B&W mPower will retain exclusive patent ownership rights for any such inventions. The U.S. government will, however, receive a non-exclusive, non-transferable, paid-up license to such inventions, and could receive ownership of such inventions if B&W mPower fails to comply with certain terms of the patent waiver. In addition, the terms of the patent waiver include certain obligations of B&W mPower to substantially manufacture products that use such inventions in the United States unless certain other conditions have been met.

In the ordinary course of business, the Company and its affiliates and subsidiaries enter into contracts with the DOE, including the National Nuclear Security Administration, the Office of Nuclear Energy, the Office of Science, the Department of Defense and the Office of Environmental Management, for the provision of various services and products.

The foregoing summary of the Cooperative Agreement is qualified in its entirety by reference to the full text of the Cooperative Agreement attached hereto as an Exhibit. For additional information related to the award program, please refer to the B&W mPower FOA Summary presentation found on the Investor Relations section of our website at www.babcock.com.

Forward-Looking Statements

The Company cautions that this report contains forward-looking statements relating to the Company’s expected receipt of funding from the DOE and the B&W mPower budget. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, adverse changes in the nuclear energy industry, our inability to comply with current or future government regulations, our inability to obtain third-party funding for portions of our B&W mPower program, our inability to control research and development costs associated with the B&W mPower program, our inability to comply with the terms and provisions of the Cooperative Agreement and other factors discussed under the heading “Risk Factors,” in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2012. If one or more of these risks or other risks materialize, actual events may vary materially from those expressed. The Company cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Cooperative Agreement, dated as of April 12, 2013, between Babcock & Wilcox mPower, Inc. and the United States Department of Energy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ James D. Canafax
James D. Canafax
Senior Vice President and General Counsel

April 15, 2013

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